Exhibit 10.24

FIRST AMENDMENT TO THE

BIOFORM MEDICAL 2007 EQUITY INCENTIVE PLAN

This First Amendment (the “Amendment”) to the BioForm Medical, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on November 24, 2008 amends the 2007 Plan as follows:

1.	By substituting the following for Section 2(p):

“ “Exchange Program” means a program under which (i) outstanding Awards and/or awards granted under the Existing Plan are cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or for cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.”

2.	By substituting the following for Section 3(a):

“Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is the total of (x) 4,000,000 shares, consisting of (i) 1,790,279 Shares, plus (ii) 2,209,721 Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2003 (Active) Stock Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (y) any Shares subject to stock options or similar awards granted under the Existing Plan that, after December 12, 2008, expire, are otherwise terminated without having been exercised in full or are surrendered, exchanged, forfeited to or repurchased by the Company.”

SECOND AMENDMENT TO THE

BIOFORM MEDICAL 2007 EQUITY INCENTIVE PLAN

This Second Amendment (the “Amendment”) to the BioForm Medical, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on December 21, 2008 amends the 2007 Plan as follows:

1.	By substituting the following for Section 11(d) (added text in bold/italics):

(d) Initial Award. Each person who is not employed by or affiliated with a holder of five percent or more of the Company’s then outstanding stock, who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase 30,000 Shares (the “Initial Award”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

2.	By substituting the following for Section 11(e) (added text in bold/italics):

(e) Annual Award. Each Outside Director who is not employed by or affiliated with a holder of five percent or more of the Company’s then outstanding stock, will be automatically granted an Option to purchase 10,000 Shares (an “Annual Award”) on each date of the annual meeting of the stockholders of the Company beginning in 2008, if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

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